UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On December 11, 2013, William P. Utt, Chairman, President and Chief Executive Officer (“CEO”) of KBR, Inc. (the “Company”) notified the Board of Directors of the Company that he plans to retire from the Company in 2014.  Mr. Utt will continue to serve as Chairman, President and CEO of the Company until his successor is appointed (the “Separation Date”).

On December 13, 2013, Mr. Utt entered into a transition agreement to assist with a smooth and successful transition to his successor.  The transition agreement provides that Mr. Utt will receive: (i) his salary, incentives, and benefits through March 31, 2014, if the Separation Date occurs prior to that date, (ii) a cash payment of $1,000,000, (iii) an extension of the exercise period of Mr. Utt’s vested stock options to one year following the Separation Date, and (iv) the ability to elect coverage under the Company’s medical plan at his full cost.  The above summary of the terms of the transition agreement is qualified in its entirety by reference to the full text of the transition agreement, which is filed as Exhibit 10.1 to this Current Report.

On December 16, 2013, the Company issued a press release announcing Mr. Utt’s plans to retire from the Company.  A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report.

ITEM 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1           CEO Transition Agreement.

99.1           Press Release dated December 16, 2013, entitled “William P. “Bill” Utt to Retire in 2014; Board of Directors Forms Search Committee to Identify Successor.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2013	KBR, INC. By: /s/ Jeffrey B. King Name: Jeffrey B. King Title: Vice President, Public Law